Exhibit 5.1

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Phone: (414) 277-5000
Fax: (414) 271-3552
www.quarles.com

July 22, 2016

Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin 53201-0571

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Brady Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 5,000,000 shares of the Company’s Class A Nonvoting Common Stock, par value $.01 per share (the “Shares”), pursuant to the Brady Corporation 2017 Omnibus Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan, and the authorization for the issuance of the Shares in accordance with the Plan; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.     The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.     The Shares to be sold from time to time pursuant to the Plan that are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP